EXHIBIT 99.9

FORM OF

STANDBY PURCHASE AGREEMENT

This Standby Purchase Agreement (this “Agreement”) is made and entered into this              day of              2003 by and between V.I. Technologies, Inc., a Delaware corporation (the “Company”), and              (the “Purchaser”).

R E C I T A L S

WHEREAS, the board of directors of the Company has authorized a distribution of rights (the “Rights”) to purchase shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), to stockholders of record as of                          , 2003 (the “Record Date”), where the qualified stockholders are referred to as “Rightsholders”;

WHEREAS, the Company has granted to Rightsholders 0.87 rights for each share of Common Stock that Rightsholders own on the Record Date (the “Rights”), where each Right entitles the Rightsholder to a basic subscription privilege and an oversubscription privilege. The basic subscription privilege allows Rightsholders to purchase one (1) share of Common Stock for $1.02 per share (the “Exercise Price”) per whole Right held, upon delivery of the required documents and payment of the Exercise Price per share, prior to the Expiration Date, as hereinafter defined (the “Basic Subscription Privilege”). The oversubscription privilege entitles Rightsholders to purchase shares of the Common Stock offered in the Rights Offering, as hereinafter defined, which are not purchased by other Rightsholders pursuant to such other Rightsholders’ Basic Subscription Privileges (the “Oversubscription Privilege”);

WHEREAS, pursuant to this distribution of the Rights, the Company has filed a registration statement on Form S-2 with the Securities and Exchange Commission (“the Commission”) on January 21, 2003 (such registration statement, as amended January 24, 2003, February 19, 2002 and                          , 2003 along with any supplements thereto, the “Registration Statement”) in order to register 19,830,539 shares of Common Stock that may be purchased upon exercise of all of the Rights (the “Shares”);

WHEREAS, on or prior to the date hereof, the Registration Statement has been declared effective by the Commission;

WHEREAS, the Rights will expire if the Rightsholders have not exercised the Rights and submitted the necessary documentation and payment for the Shares before the expiration date of the Rights Offering, which is                          , 2003 (the “Expiration Date”);

WHEREAS, the Purchaser, acting as a Rightsholder and through its exercise of the Basic Subscription Privilege and the Oversubscription Privilege, or, if not a Rightsholder, in the event that all of the Rightsholders do not exercise their Rights by the Expiration Date, agrees to exercise the unexercised Rights and/or purchase the remaining shares in the Rights Offering up to an aggregate maximum amount of shares of Common Stock as further described herein (the “Standby Shares”);

WHEREAS, the issuance of the Rights, the offering of the Shares and the subscription and purchase of the Shares upon the terms described in the Prospectus, as hereinafter defined, including the purchase of the Standby Shares pursuant to this Agreement and other Standby Purchase Agreements, are herein collectively referred to as the “Rights Offering.”

NOW, THEREFORE, in consideration of the several and mutual promises, agreements, covenants, understandings, undertakings, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the

Recitals are true and correct and by this reference incorporated herein as if fully set forth, and the parties further covenant and agree as follows:

1.    RIGHTS OFFERING; REGISTRATION OF THE COMMON STOCK

The Registration Statement has been filed with, and declared effective by, the Commission. A copy of the final prospectus (the “Prospectus”) and, if applicable, the standby purchaser supplement included in the Registration Statement at the time the Registration Statement became effective, have been furnished to the Purchaser.

2.    PURCHASE AND SALE.

2.01    The Purchaser and the Company hereby acknowledge and agree that the Company has entered into, or contemplates entering into, one or more additional standby purchase agreements (the “Standby Purchase Agreements”) with certain other parties (together with the Purchaser, the “Standby Purchasers”) on terms substantially similar to this Agreement, except that they may provide for the purchase of a different maximum number of Standby Shares and a different minimum number of Standby Shares.

2.02    Subject to the terms, conditions and limitations of this Agreement and to the availability of Shares after exercise of Rights in the Rights Offering, the Purchaser agrees to purchase from the Company, at the Exercise Price, up to the number of Shares stated on the signature page of this Agreement.

2.03    The unsubscribed shares available for issuance to Standby Purchasers shall be allocated (to the extent any allocation thereof is necessary) as nearly as possible to each Standby Purchaser on a pro rata basis among the Standby Purchasers based upon the number of Standby Shares subscribed for by each such Standby Purchaser, after giving effect to the limitations set forth herein.

2.04    [The Purchaser acknowledges and agrees that, notwithstanding anything to the contrary herein contained or implied, the Company will not issue to the Purchaser shares of Common Stock in an amount which, when aggregated with other shares of Common Stock owned or controlled by the Purchaser, would exceed [            %] of the total issued and outstanding shares of Common Stock upon completion of the Rights Offering, as defined below, including shares issued pursuant to any Standby Purchase Agreement].

3.    DELIVERY AND PAYMENT.

Upon receipt of notice from the Company as to the number of the Standby Shares as of the Expiration Date, the Purchaser agrees to pay for the Standby Shares on or before the third (3rd) business day following the Expiration Date, which date and time may be postponed by written agreement between the Purchaser and the Company (such date and time of delivery and payment for the Standby Shares being herein called the “Closing Date”). The Purchaser agrees that payment for the Standby Shares shall be delivered to the Company in cash or by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the Company. The Company agrees to deliver stock certificates evidencing the Standby Shares to such location as the Purchaser shall reasonably designate within a reasonable period of time after receiving payment therefor.

4.    AGREEMENTS AND CONSENTS OF PURCHASER

The Purchaser agrees with the Company that the Company may rely upon and disclose the terms of this Agreement. Purchaser consents to disclosures concerning Purchaser in the Prospectus and the Registration Statement and in any related filing or disclosures of the Company.

5.    REPRESENTATIONS AND WARRANTIES OF COMPANY.

The Company represents and warrants to the Purchaser as follows:

5.01    FILINGS WITH THE COMMISSION.  The Company has filed the Registration Statement with the Commission with respect to the Shares and the Registration Statement has been declared effective by the Commission.

5.02    AUTHORITY.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; and this Agreement has been duly authorized, executed and delivered by the Company and, assuming due execution and delivery of this Agreement by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except: (A) as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and (B) as rights to indemnity and contribution hereunder may be limited by federal or state securities law and/or public policy.

5.03    DUE ORGANIZATION.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.04    VALID ISSUANCE.  The Shares, when issued and delivered by the Company after payment therefor as contemplated hereby, will be validly issued, fully paid and nonassessable.

5.05    NO VIOLATION.  Except as otherwise stated in the Prospectus or contemplated thereby, the execution and delivery of this Agreement, the issuance and delivery of the Rights and the Shares, the consummation of the Rights Offering and the consummation by the Company of the transaction contemplated in this Agreement, the Registration Statement and the Prospectus are not and will not result in violation of the Company’s restated certificate of incorporation, bylaws, material agreements and applicable law.

5.06    COMPLETE REGISTRATION STATEMENT.  The Registration Statement does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading.

6.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

The Purchaser represents and warrants to the Company as follows:

6.01    OWNERSHIP.  As of the date of this Agreement, the Purchaser beneficially owns the number of shares of Common Stock set forth on the signature page and does not have any short positions in the Common Stock.

6.02    AUTHORITY.  The Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement; and this Agreement has been duly authorized, executed and delivered by the Purchaser and, assuming due execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except: (A) as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and (B) as rights to indemnity and contribution hereunder may be limited by federal or state securities laws and/or public policy.

6.03    DUE ORGANIZATION.

(A)    If the Purchaser is an individual, the Purchaser has full power and authority to perform his or her obligations under this Agreement.

(B)    If the Purchaser is a corporation, the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with corporate power and authority to perform its obligations under this Agreement.

(C)    If the Purchaser is a trust, the trustee of the Purchaser has been duly appointed as trustee of the Purchaser with full power and authority to act on behalf of the Purchaser and to perform the obligations of the Purchaser under this Agreement.

(D)    If the Purchaser is a partnership or limited liability company, the Purchaser is a partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full power and authority to perform its obligations under this Agreement.

6.04    NO VIOLATION.  The execution, delivery and performance of this Agreement are not and will not result in violation of the Purchaser’s certificate of incorporation, bylaws, material agreements and applicable law.

6.05    NO APPROVALS REQUIRED.  The Purchaser is not required to obtain state, federal or foreign regulatory approvals, permits, licenses, or consents or waivers of other contractual or legal obligations in order to purchase its Standby Shares pursuant to Section 2 of this Agreement.

6.06    CASH RESOURCES.  The Purchaser is not insolvent and has sufficient cash resources on hand to purchase the Standby Shares on the terms and conditions contained in this Agreement.

6.07    NO FEE OR COMMISSION.  The Purchaser agrees that the Company is not required to pay any fee, commission or any other compensation to Purchaser as compensation for Purchaser’s commitment hereunder.

6.08    NO CONTINGENCY.  The Purchaser understands that its commitment under this Agreement is not contingent on the commitment of any other Rights Offering participant or on any minimum number of shares being issued in the Rights Offering.

6.09    NO AGREEMENTS WITH REGARD TO SHARES.  The Purchaser has not entered into any contracts, arrangements, understandings or relationships (legal or otherwise) with any other person or persons with respect to the securities of the Company, including, but not limited to, transfer or voting any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

7.    COVENANT.

The Company agrees with the Purchaser that it shall at all times reserve and keep available for issue upon the exercise of the Rights such number of authorized but unissued shares of Common Stock deliverable upon the exercise of the Rights as will be sufficient to permit the exercise in full of all Rights issued.

8.    CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

The obligations of the Purchaser to purchase the Standby Shares shall be subject to the performance by the Company of its obligations hereunder and to the following additional conditions:

8.01    TRUE AND CORRECT.  The representations and warranties of the Company in this Agreement are true and correct in all material respects at and as of the Closing Date, with the same effect as if made at the Effective Date or on the Closing Date, as the case may be, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

8.02    NO STOP ORDER.  No stop order suspending the effectiveness of the Registration Statement has been issued, and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened.

9.    CONDITIONS TO OBLIGATIONS OF THE COMPANY.

The obligations of the Company shall be subject to the performance by the Purchaser of its obligations hereunder and to the following additional conditions:

9.01    TRUE AND CORRECT.  The representations and warranties of the Purchaser in this Agreement are true and correct in all material respects at and as of the Closing Date, with the same effect as if made at the Effective

Date or on the Closing Date, as the case may be, and the Purchaser has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

9.02    INFORMATION.  The Purchaser has received from the Company and has reviewed carefully a copy of the Prospectus as well as the public documents filed in connection therewith through the date hereof, and except as set forth in this Agreement and in the Prospectus, the Purchaser is not relying on any information other than information contained in this Agreement or the Prospectus.

10.    INDEMNIFICATION AND CONTRIBUTION.

10.01    INDEMNIFICATION BY THE COMPANY.  The Company agrees that it shall indemnify and hold harmless the Purchaser from and against any and all loss, damage, liability, or expense including costs and reasonable attorneys’ fees, that the foregoing may incur by reason of, or in connection with, any misrepresentation, inaccurate statement or material omission made by the Company herein, any breach of any of its representations and warranties or any failure on its part to fulfill any of the Company’s covenants, agreements or obligations set forth herein.

10.02    INDEMNIFICATION BY THE PURCHASER.  The Purchaser agrees that it shall indemnify and hold harmless the Company from and against any and all loss, damage, liability, or expense including costs and reasonable attorneys’ fees, that the foregoing may incur by reason of, or in connection with, any misrepresentation, inaccurate statement or material omission made by the Purchaser herein, any breach of any of the Purchaser’s representations and warranties or any failure on the Purchaser’s part to fulfill any of the Purchaser’s covenants, agreements or obligations set forth herein.

11.    TERMINATION.

Notwithstanding any other provision of this Agreement, either of the parties hereto may terminate this Agreement (i) if the transactions contemplated hereby are not consummated by                          , 2003 through no fault of the Purchaser or (ii) in the event that the Company is unable to obtain any required approvals for the transactions contemplated hereby to be undertaken by it on conditions reasonably satisfactory to it despite its reasonable efforts to obtain such approvals.

12.    GENERAL PROVISIONS.

12.01    SUCCESSORS AND ASSIGNS.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the signatories hereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

12.02    GOVERNING LAW; VENUE.  This Agreement shall be governed by and construed under the law of the Commonwealth of Massachusetts, disregarding any principles of conflicts of law that would otherwise provide  for the application of the substantive law of another jurisdiction. The Company and the Purchaser each: (A) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively  in the Massachusetts District Court, Suffolk County, or in the United States District Court for the District of Massachusetts; (B) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum; and (C) irrevocably consents to the jurisdiction of the Massachusetts District Court, Suffolk County, or the United States District Court for the District of Massachusetts in any such suit, action or proceeding. Each of the foregoing persons further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the Massachusetts District Court, Suffolk County, or in the United States District Court for the District of Massachusetts and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

12.03    COUNTERPARTS.  This Agreement may be executed at different times and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.04    TITLES AND SUBTITLES.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.05    NOTICES.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing, shall be sent by facsimile to the party to be notified and shall be deemed effectively given upon personal delivery to the party to be notified, or four days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified. Any notice to either party shall be sent to their respective facsimile numbers and addresses set forth on the signature pages hereof, or at such other facsimile number or address as a party may designate by ten (10) days’ advance written notice to the other party.

12.06    ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties.

12.07    SEVERABILITY.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms. In addition, if any such provision, or any part thereof, is held to be unenforceable, the parties agree that the court, regulatory agency or other governmental body making such determination shall have the power to delete or add specific words or phrases, so that such provision shall then be enforceable to the fullest extent permitted by law.

12.08    NEUTRAL INTERPRETATION.  This Agreement shall be construed in accordance with its intent and without regard to any presumption or any other rule requiring construction against the party causing the same to be drafted.

12.09    NO ASSIGNMENT.  Unless otherwise provided for herein, this Agreement may not be assigned or otherwise transferred without the prior written consent of the other party.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the             day of              2003.

THE “COMPANY”	ADDRESS

V.I. Technologies, Inc., a Delaware corporation	134 Coolidge Avenue Watertown, Massachusetts 02472 Facsimile: 617-923-2518

By:
Name:
Title:

THE “PURCHASER”	ADDRESS

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By:
Name:
Title:

Number of shares of common stock Purchaser agrees to purchase (see Section 2.02):

Number of shares of common stock beneficially owned by Purchaser as of the date of this Agreement (see Section 6.01):